Exhibit 5.1

BankGuam Holding Company

P.O. Box BW

Hagåtña, Guam 96910

Ladies and Gentlemen:

I am Senior Vice President, General Counsel and Chief Risk Officer of BankGuam Holding Company (the “Company”), and I offer this opinion in connection with the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on or about June 18, 2014, in connection with the registration under the Securities Act of 1933, as amended, of 500,000 shares of the Common Stock of the Company, par value $0.2083 (the “Shares”), to be issued under the Company’s Stock Service Award Plan (the “Plan”).

I have examined such documents and such matters of fact and law as I have deemed necessary to examine relating to the issuance of the Shares. It is my opinion that the Shares, when delivered pursuant to the terms of the applicable Plan, will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to myself in the Registration Statement and any amendments thereto.

This opinion is solely for your benefit and may not be relied upon by any other person without my prior written consent.

Sincerely,

/s/ DANILO M. RAPADAS
Danilo M. Rapadas, Senior Vice President, General Counsel and Chief Risk Officer